Filed Pursuant to Rule 424(b)(7)
                                                             File No. 333-133263

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated March 9, 2007)

                             C&D TECHNOLOGIES, INC.

        $75,000,000 5.25% Convertible Senior Notes Due November 21, 2025 and the Shares of Common Stock Issuable Upon Conversion of the Notes

                                 --------------

      The following information supplements information contained in our prospectus dated March 9, 2007 and our prospectus supplement no. 1 dated May 24, 2007, relating to the resale by selling security holders, including their respective transferors, donees, pledgees or successors in interest, of our 5.25% Convertible Senior Notes due November 21, 2025 and common stock issued or issuable upon conversion of the notes we originally issued.

      You should read this prospectus supplement in conjunction with the prospectus and the supplement. This prospectus supplement is qualified by reference to the prospectus and prospectus no. 1, except to the extent that the information presented herein supersedes the information contained in the prospectus and prospectus supplement no. 1. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

      The shares of our common stock are quoted on the New York Stock Exchange under the symbol "CHP."

      Investing in our common stock involves risks that are described in the "Risk Factors" section of our annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated by reference in the prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                                 --------------

           The date of this prospectus supplement is October 2, 2007.

                            SELLING SECURITY HOLDERS

      On November 21, 2005, we issued and sold $75,000,000 aggregate principal amount of 5.25% Convertible Senior Notes due November 21, 2026. We are registering the notes and the shares of common stock that the selling security holders may acquire upon conversion of the notes in order to enable the selling security holders to sell, from time to time, the notes and shares of our common stock they acquire if they convert their notes.

      The table below supplements the table of selling security holders contained in the "Selling Security Holders" sections of the prospectus. Where the name of a selling security holder identified in the table below also appears in a table in the prospectus, the information set forth in the table below regarding that selling security holder supersedes the information set forth in the prospectus.

      Information regarding the selling security holders may change from time to time and any modified information will be set forth in supplements to this prospectus supplement if and when necessary. Unless set forth below, to our knowledge, none of the selling security holders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

      A selling security holder may from time to time offer and sell any or all of the selling security holder's securities under this prospectus supplement. Because the selling security holder is not obligated to sell the notes or shares of our common stock held by such selling security holder, we cannot estimate the number of shares of our common stock that a selling security holder will beneficially own after this offering.

                                                                                 Number of         Number of       Number of
                             Amount of      Percentage of                     Shares of Common     Shares of       Shares of
                               Notes            Notes          Amount of           Stock         Common Stock     Common Stock
                            Beneficially    Beneficially      Notes To Be       Beneficially      That May Be   Upon Completion
     Name of Holder            Owned            Owned            Sold             Owned(1)          Sold(1)       of Offering
-----------------------     ------------    -------------     -----------     ----------------   ------------   ---------------
The Northwestern Mutual      $5,000,000          6.7%         $5,000,000         590,319(3)         590,319              --(3)
Life Insurance
Company(2)

PBGC Maintenance                 14,000           --              14,000           1,652              1,652              --

Deutsche Bank                   500,000          0.7             500,000          59,031             59,031              --
Securities Inc.(4)

Brencourt Credit                306,378          0.4             306,378         767,135             36,172         730,963(5)
Opportunities
Master, Ltd.


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

                                                                                 Number of         Number of       Number of
                             Amount of      Percentage of                     Shares of Common     Shares of       Shares of
                               Notes            Notes          Amount of           Stock         Common Stock     Common Stock
                            Beneficially    Beneficially      Notes To Be       Beneficially      That May Be   Upon Completion
     Name of Holder            Owned            Owned            Sold             Owned(1)          Sold(1)       of Offering
-----------------------     ------------    -------------     -----------     ----------------   ------------   ---------------

Partners Group                   55,000           --              55,000         180,354              6,493         173,861(5)
Alternative
Strategies
PCC Limited

ManMac Schreckhorn              105,000          0.1             105,000         270,793             12,396         258,397(5)
14B Limited

Brencourt Enhanced               33,622           --              33,622          88,291              3,969          84,322(5)
Multi-Strategy
Dedicated Fund LP

----------

* Less than 1%.

      (1) Includes the theoretical maximum number of shares of our common stock issuable upon the conversion of the full amount of notes held by such holder at the initial conversion price of approximately $8.47 per share, which equals a conversion rate of 118.0638 shares of $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of the Notes - Conversion of the Notes - Conversion Rate Adjustments," in the prospectus. Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid in lieu of fractional shares, if any.

      (2) This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its securities in the ordinary course of business and, at the time of the purchase of the securities, such selling security holder had no agreements or understandings, direct or indirect, with any person to distribute the securities. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus supplement forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

      (3) This selling security holder has informed us that in the ordinary course of business, broker-dealer affiliates of the selling security holder, including Northwestern Mutual Investment Services, LLC, Todd Securities, LLC and certain members of the Frank Russell Company (including Russell Institutional Services, Inc., Russell Implementation Services, Inc. and Russell Fund Distributors, Inc.), may from time to time, have acquired or disposed of, or may in the future acquire or


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

dispose of, our securities or securities of our affiliates, for such broker-dealers' own accounts or for the account of others. Other affiliates of the selling security holder, including investment adviser affiliates, may in the ordinary course of business, effect transactions in our securities or securities of our affiliates.

      (4) This selling security holder is a broker-dealer registered under the Exchange Act.

      (5) Represents shares of common stock issuable upon conversion of our 5.50% convertible senior notes due November 21, 2026 held by the selling stockholder.

      Additional selling security holders may be identified in additional tables by us at a later date by filing prospectus supplements to the prospectus. Such other security holders will not be permitted to sell shares pursuant to the registration statement unless and until they are listed in the selling security holders table in a supplement to the prospectus.


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